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                                                                    EXHIBIT 23.3

                        Consent of Independent Auditors

   We consent to the reference to our firm under the caption "Experts" in the Proxy Statement of Intermedia Communications Inc. that is made a part of Amendment No. 1 to the Registration Statement (Form S-4 No. 333-60482) and related Prospectus of WorldCom, Inc. for the registration of capital stock and stock purchase rights and to the incorporation by reference therein of our report dated January 30, 2001, except for Notes 13 and 15 as to which the date is March 2, 2001, with respect to the consolidated financial statements and schedule of Digex, Incorporated included in its Annual Report (Form 10-K) for the year ended December 31, 2000 filed with the Securities and Exchange Commission.

                                          /s/ Ernst & Young LLP

McLean, Virginia

May 14, 2001